Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-223982, 333-223982-01, 333-223982-02, 333-217125, 333-217125-01 and 333-217125-02 on Form F-3 of GlaxoSmithKline plc, GlaxoSmithKline Capital Inc. and GlaxoSmithKline Capital plc and Registration Statement Nos. 333-88966, 333-100388, 333-162702, and 333-235651 on Form S-8 of GlaxoSmithKline plc, of our reports dated 12 March 2021, relating to the financial statements of GlaxoSmithKline plc and the effectiveness of GlaxoSmithKline plc’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended 31 December 2020.

/s/ Deloitte LLP

London, United Kingdom

12 March 2021